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TUESDAY JUNE 15, 6:59 AM EASTERN TIME

Company Press Release

Advanced Communications Presents WorldPages.com Vision at CIBC World Markets Investor Conference

ST. LOUIS--(BUSINESS WIRE)--June 15 1999--Richard O'Neal, chairman and CEO of Advanced Communications Group(ACG)(NYSE: ADG - news) and
WorldPages.com, which recently agreed to be acquired by ACG, will present the company's mission and vision to investors attending the CIBC World Markets Investor Conference - ``The Communications Food Chain,'' June 16, 1999, in New York City.

This will be the first opportunity for many investors to engage in a conversation concerning the new business entity, WorldPages.com. The definitive agreement linking WorldPages.com, Big Stuff, Inc., YPtel Corporation, and Advanced Communications Group, Inc (NYSE: ADG - news) was signed June 3, 1999. Completion of the acquisition is anticipated in the third calendar quarter of this year after shareholder and regulatory approvals are received.

During the conference, O'Neal will share the vision that will lead the company as significant changes are completed. As part of this change, ACG will divest its telecommunications operations and concentrate on developing its profitable yellow page print and Internet directory operations.

``The keystones of the business strategy are built around an impressive list of accomplishments in every segment needed to be successful,'' says O'Neal. ``We start with a base of profitable print yellow page directories serving 41 markets in 7 states and an internal sales force of 400. We add reseller agreements with over 85 independent yellow page publishers and an additional 1,100 sales people serving hundreds of additional markets. This provides a sales force of over 1,500 ''feet on the street`` selling both print and Internet - e-commerce products. And because we are building on an existing operation, all the sales expenses are already factored into the profit picture,'' adds O'Neal.

As it stands, WorldPages.com has already been recognized as one of the 101 best web sites by PC Magazine, Windows Magazine and The Wall Street Journal. O'Neal points out that, ``By placing emphasis on this site, we intend to make it the premier Internet yellow pages network that serves local, national and international needs.''

Other key strategies will include branding all print directories with the WorldPages.com name, strengthening the relationships that currently exist between the yellow page sales force and their customers, partner with local businesses as they enter the world of e-commerce by advertising on the Internet, partner with leading internet portals and tech companies, add additional content, expand a web factory, enlarge international presence and grow the number of print directories.

WorldPage services are featured by Microsoft (NASDAQ:MSFT - news), NEC/Packard-Bell (NYSE:NIPNY - news), Compaq (NYSE:CPQ - news), the ETAK division of Sony (NYSE:SNE - news), TMP Worldwide (NASDAQ:TMPW - news), ZDNet (NASDAQ:ZD - news), and Lycos (NASDAQ:LCOS - news). Among the company's sales partnerships are NDC (National Directory Company), Advanced Communications Group (NYSE:ADG - news) Pacific Coast Publishing's Regional Telephone Directories, and Haines Publishing, Inc. Web YP, Inc. is based in San Francisco, California with production facilities in Amarillo, Texas.

Statements made in this news release that state the company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. These statements are not guarantees of future performance. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that can affect performance are contained from time-to-time in the Company's SEC filings, including but not limited to Form 10-K for the year ended December 31, 1998. Copies of this document can be obtained by contacting the company or the SEC.